Exhibit 99.1

Summit Financial Services Announces Third Quarter Results

November 14, 2005 - Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) today reported its revenues and earnings for the quarter, and nine-month period, ended September 30, 2005. For the quarter ended September 30, 2005, the Company reported revenues of $6.5 million, an increase of approximately 65% from the $4.0 million in revenues reported for the quarter ended September 30, 2004. For the 2005 quarter, the Company reported net income of $96,000, a 132% increase over net income of $41,000 reported for the quarter ended September 30, 2004.

For the nine-month period ended September 30, 2005, the Company reported revenues of $16.6 million, an increase of approximately 27% over revenues of $13.0 million reported for the nine months ended September 30, 2004. Net income for the September 2005 nine-month period increased to $170,000, which represents an increase of 175% over net income of $62,000 reported for the September 2004 nine-month period.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We continue to focus on growing our independent financial advisor network while at the same time attempting to control our operating costs.”

The Company is a Florida-based financial services firm that provides a broad range of securities brokerage and investment services, primarily to individual investors. The Company currently offers its services through a network of approximately 180 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives by acquisitions, as well as by recruitment.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida – Steven C. Jacobs, CFO, 561-338-2600.